Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan, the 2007 Stock Plan and the 2007 Employee Stock Purchase Plan of NeurogesX, Inc. of our report dated March 14, 2007 (except for the eighth paragraph of Note 1, as to which the date is April 13, 2007), with respect to the consolidated financial statements of NeurogesX, Inc. included in its Registration Statement on Form S-1 (No. 333-140501), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

June 12, 2007